Exhibit 4.1

NEITHER THIS WARRANT NOR THE SECURITIES THAT MAY BE ACQUIRED UPON THE EXERCISE OF THIS WARRANT: (A) HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES LAWS; AND (B) MAY BE SOLD, PLEDGED, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE SECURITIES ACT (INCLUDING ANY RULES OR REGULATIONS THEREUNDER) AND ANY APPLICABLE STATE SECURITIES LAWS.

COMPUCREDIT CORPORATION

WARRANT AGREEMENT

THIS CERTIFIES that, for value received, MERRILL LYNCH MORTGAGE CAPITAL INC., a Delaware corporation (the “Holder”), shall be entitled to acquire from COMPUCREDIT CORPORATION, a Georgia corporation (the “Company”), subject to the terms and conditions contained herein, at any time during the period from 9:00 A.M. (Eastern Time) on January 30, 2004, through 5:00 P.M. (Eastern Time) on January 30, 2007 (the “Expiration Date”), one million two hundred thousand (1,200,000) shares of “Common Stock” (as hereinafter defined) (individually, a “Warrant Share” and collectively, the “Warrant Shares”), at the Exercise Price (as hereinafter defined) (the “Warrant”).  For purposes of this Warrant, the term “Common Stock” shall mean the no par value common stock of the Company.

1.                                       Exercise of Warrants.

1.1                                 Method of Exercise.

(a)                                  Cash Exercise.  The Warrant evidenced hereby may be exercised by the Holder, in whole or in part, by the delivery at the principal office of the Company (or at such other office or agency of the Company as it may designate by notice in writing to the Holder), during normal business hours, of this Warrant and the Form of Exercise attached hereto as Schedule A, duly completed and executed by the Holder, and payment (by wire transfer of immediately available United States federal funds or by bank certified, treasurer’s or cashier’s check payable to the order of the Company) of the aggregate Exercise Price for the Warrant Shares covered by such exercise.

(b)                                 Net Issue Exercise.  At any time after ninety (90) days after the Closing Date, provided that a registration statement has not been filed and is effective for such shares under the Securities Act and under which the Holder would then be entitled to immediately sell free and clear of any resale restrictions all of the Warrant Shares issuable upon holder’s exercise in full of this Warrant, in lieu of exercising this Warrant pursuant to Section 1.1(a) hereof, the Holder may elect to receive, without the payment of any additional consideration, a number of Warrant Shares equal to the value (as determined below) of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with a duly executed Form of Exercise.  In such event, the Company shall issue to the Holder the number of Warrant Shares computed using the following formula:

X = Y (A-B)

A

Where X		= the number of Warrant Shares to be issued to the Holder.

Y	=	the number of Warrant Shares subject to this Warrant or, if only a portion of this Warrant is being exercised, the portion of this Warrant being exercised (at the time of such calculation).

A	=	the Fair Market Value of one Warrant Share (at the date of such calculation).

B	=	the Exercise Price (as adjusted to the date of such calculation).

1.2                                 Partial or Conditional Exercise.  In the event this Warrant is not exercised in full, the total number of Warrant Shares shall be reduced by the number of Warrant Shares subject to such partial exercise, and the Company shall promptly issue and deliver to the Holder a new Warrant of like tenor in the name of the Holder, reflecting such adjusted number of Warrant Shares.  In the event this Warrant is to be exercised in connection with a registered public offering or the sale of the Company, the exercise of any portion of this Warrant may, at the election of the Holder, be conditioned upon the consummation of the public offering or sale of the Company in which case such exercise shall not be deemed to be effective until the consummation of such transaction and may be rescinded if such transaction shall not occur within a reasonable time.

1.3                                 Delivery of Certificates.

(a) The certificate for the Warrant Shares issued upon exercise of this Warrant by the Holder pursuant to Sections 1.1 or 1.2 shall be delivered to the Holder as soon as practicable after the exercise of this Warrant.  The certificate evidencing the Warrant Shares shall bear a restrictive legend substantially in the form set forth below:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE: (A) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES LAWS; AND (B) MAY NOT BE SOLD, PLEDGED, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE SECURITIES ACT (INCLUDING ANY RULES OR REGULATIONS THEREUNDER) AND ANY APPLICABLE STATE SECURITIES LAWS.”

(b)                                 Removal of Legend.  Upon request of a Holder of a certificate with the legend required by Section 1.3(a) hereof, the Company shall issue to such holder a new certificate therefor free of any transfer legend, if, with such request, the Company shall have received an opinion of counsel (either external counsel or counsel employed by Holder or its affiliate) reasonably satisfactory to the Company in form and substance to the effect that any transfer by such holder of the shares evidenced by such certificate will not violate the Securities Act or any applicable state securities laws.

1.4                                 No Fractional Shares.  No fractional shares of Common Stock will be issued in connection with any exercise hereunder.  Any fraction of a share resulting from any calculation will be rounded up to the next whole share.

1.5                                 Stock Fully Paid; Reservation of Shares.  All of the shares of Common Stock issuable upon the exercise of the rights represented by this Warrant will, upon issuance and receipt of the Exercise Price therefor, be fully paid and nonassessable, and free from all preemptive rights, rights of first refusal or first offer, taxes, liens and charges of whatever nature.  During the period within which the rights represented by this Warrant may be exercised, the Company shall at all times have authorized and reserved for issuance a sufficient number of shares of its Common Stock to provide for the full exercise of the rights represented by this Warrant.  The Company shall take all steps necessary to amend its certificate of incorporation and other organizational documents to provide sufficient reserves of shares of Common Stock issuable upon full exercise of this Warrant.  The Company hereby agrees that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the proper certificates for Shares upon the full or each partial exercise of this Warrant.

2.                                       Adjustments to Exercise Price and Warrant Shares.  The Exercise Price and the number of Warrant Shares issuable upon the exercise of the Warrant are subject to adjustment from time to time upon the occurrence of the events enumerated in this Section 2.

2.1                                 In case the Company shall at any time after the date hereof (i) declare a dividend or make a distribution on Common Stock payable in Common Stock, (ii) subdivide or split the outstanding Common Stock, (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, or (iv) consolidate with, or merge with or into, any other Person, or engage in any reorganization, reclassification or recapitalization which, in the case of any such transaction is effected in such a manner that the holders of Common Stock are entitled to receive stock, securities, cash or other assets with respect to or in exchange for Common Stock, then the Exercise Price and the kind and amount of stock, securities, cash or other assets issuable upon exercise at the time of the record date for such dividend or distribution or the time of the effective date of such subdivision, split, combination, consolidation, merger, reorganization, reclassification or recapitalization shall be adjusted as indicated in Sections 2.1 (a) through 2.1 (d) below. The foregoing adjustments shall be made successively whenever any event listed above shall occur.

(a)                                  Adjustments for Dividends in Common Stock or Other Securities or Property.  If while this Warrant, or any portion hereof, remains outstanding and unexpired, the holders of any class of securities as to which purchase rights under this Warrant exist at the time shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional Common Stock or other securities or property (other than cash) of the Company by way of dividend, then and in each case, this Warrant shall represent the right to acquire, in addition to the number of shares of such class of securities receivable upon exercise of this Warrant, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Company that such Holder would hold on the date of such exercise had it been the holder of record of the class of security receivable upon exercise of this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such Warrant Shares and/or all other additional Common Stock available to it as aforesaid during said period, giving effect to all adjustments called for during such period by the provisions of this Section 2.

(b)                                 Adjustments for Cash Dividends.  If while this Warrant, or any portion hereof, remains outstanding and unexpired, the holders of any class of securities as to which purchase rights under this Warrant exist at the time shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive cash distributions from the Company by way of cash dividend, then and in each case, the Exercise Price to be in effect after such dividend distribution shall represent the Exercise Price immediately prior to the dividend distribution date reduced by the amount of cash dividend attributable to each Common Share.

(c)                                  Adjustments for Split, Subdivision or Combination of Shares.  If the Company at any time while this Warrant, or any portion hereof, remains outstanding and unexpired shall split or subdivide any class of securities as to which purchase rights under this Warrant exist into a different number of securities of the same class, the number of securities of such class issuable upon exercise of this Warrant immediately prior to such split or subdivision shall be proportionately increased and the Exercise Price for such securities of such class shall be proportionately decreased.  If the Company at any time while this Warrant, or any portion hereof, remains outstanding and unexpired shall combine any class of securities as to which purchase rights under this Warrant exist into a different number of securities of the same class, the number of securities of such class issuable upon exercise of this Warrant immediately prior to such combination shall be proportionately decreased and the Exercise Price for such class of securities shall be proportionately increased.

(d)                                 Adjustment for Reclassification, Consolidation or Merger.  If while this Warrant, or any portion hereof, remains outstanding and unexpired there shall be (i) a reorganization, including without limitation any conversion of the Company’s Common Stock into shares of Common Stock (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), (ii) a merger or consolidation of the Company with or into another person in which the Company is not the surviving entity, or a reverse merger in which the Company is the surviving entity but the shares of the Company’s Common Stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise, or (iii) a sale or transfer of the Company’s properties and assets as, or substantially as, an entirety to any other person in one transaction or a series of related transactions, then, as a part of such reorganization, merger, consolidation, sale or transfer, all necessary or appropriate lawful provisions shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Exercise Price then in effect, the greatest number of shares of Common Stock or other securities or property that a holder of Warrant Shares would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if this Warrant had been exercised immediately prior to such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 2.  If the per share consideration payable to the Holder for Shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Company’s Board of Directors, provided that if the Holder shall object to any such determination, the Board of Directors shall retain an independent appraiser reasonably satisfactory to the Holder to determine such fair market value.  The Holder shall be notified promptly of any consideration other than cash or marketable securities received by the Company and furnished with a description of the consideration and the fair market value thereof, as determined by the Board of Directors. The foregoing provisions of this paragraph shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the stock or securities of any other corporation that are at the time receivable upon the exercise of this Warrant.  In all events, appropriate adjustment shall be made in the application of the provisions of this Warrant (including adjustment of the Exercise Price and number of Warrant Shares purchaseable pursuant to the terms and conditions of this Warrant) with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares of Common Stock or other property deliverable or issuable after such reorganization, merger, consolidation, sale or transfer upon exercise of this Warrant.

2.2                                 In case the Company shall issue or sell any Common Stock (other than Common Stock issued (i) other than to David G. Hanna, Frank J, Hanna III, or their affiliates, pursuant to any compensation plan or arrangement for employees, directors and/or consultants of the Company, provided that the compensation plan (x) is consistent with industry practice and (y) was approved by the Company’s Board of Directors, (ii) upon exercise or conversion of any security the issuance of which caused an adjustment under Sections 2.3 or 2.4 hereof, or (iii) in a transaction which results in an adjustment pursuant to Section 2.1 above) without consideration or for a consideration per share less than the Exercise Price on the date of such issuance, the Exercise Price to be in effect after such issuance or sale shall be equal to the value of a fraction, the numerator of which shall be the sum of (a) the Aggregate Exercise Price for the Warrant immediately prior to the issue or sale of Common Stock contemplated in this Section 2.2 plus (b) the aggregate consideration paid for the Common Stock being issued or sold, and the denominator of which shall be the sum of (x) the number of Warrant Shares for which the

Warrant could then be exercised, on the basis of the Exercise Price in effect prior to such issuance or sale and (y) the number of shares of Common Stock being issued or sold.

For the purposes of any adjustment of the Exercise Price and the number of Warrant Shares pursuant to this Section 2.2, the following provisions shall be applicable:

(A)                              In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting therefrom any discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

(B)                                In case any portion of the consideration to be received by the Company shall be in a form other than cash, the fair market value of such noncash consideration shall be utilized in the foregoing computation.  Such fair market value shall be determined by the Board of Directors of the Company; provided that if the Holder shall object to any such determination, the Board of Directors shall retain an independent appraiser reasonably satisfactory to the Holder to determine such fair market value.  The Holder shall be notified promptly of any consideration other than cash received by the Company and furnished with a description of the consideration and the fair market value thereof, as determined by the Board of Directors.

(C)                                In the case of the issuance of Common Stock without consideration, the consideration shall be deemed to be $0.00 per share.

2.3                                 In case the Company shall fix a record date for the issuance of any Equity-Linked Securities (other than Common Stock to be issued in a transaction which results in an adjustment pursuant to Section 2.1 above) to the holders of its Common Stock or other securities entitling such holders to subscribe for or purchase shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock) for a consideration per share of Common Stock (or having a conversion price or exchange price per share of Common Stock, if it is a security convertible into or exchangeable for shares of Common Stock) less than the Exercise Price on such record date, the maximum number of shares of Common Stock issuable upon exercise, conversion or exchange of such Equity-Linked Securities shall be deemed to have been issued and outstanding as of such record date and the Exercise Price shall be adjusted pursuant to Section 2.2 hereof, as though such maximum number of shares of Common Stock had been so issued for an aggregate consideration payable by the holders of such Equity-Linked Securities as a condition to their receipt of such shares of Common Stock.  In case any portion of such consideration shall be in a form other than cash, the fair market value of such noncash consideration shall be determined as set forth in Section 2.2 hereof.  Such adjustment shall be made successively whenever a record date for the issuance of such Equity-Linked Securities is fixed; and in the event (x) that such Equity-Linked Securities are not so issued or expire unexercised, or (y) of a change in the number of shares of Common Stock to which the holders of such Equity-Linked Securities are entitled (other than pursuant to adjustment provisions therein comparable to those contained in this Section 2), the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect in the case of clause (x), if such record date had not been fixed, or in the case of clause (y), if such holder had initially been entitled to such changed number of shares of Common Stock.

2.4                                 In case the Company shall sell or issue any Equity-Linked Securities (other than options or other securities issued pursuant to a compensation plan or arrangement described in Section 2.2), and the consideration per share of Common Stock implied by such Equity-Linked Securities (including, if applicable, the price per share of Common Stock at which they may be exercised, converted or exchanged) is less than the Exercise Price on the date of such sale or issuance, the maximum number of shares of Common Stock issuable upon exercise, conversion or exchange of such Equity-Linked Securities shall be deemed to have been issued and outstanding as of the date of such sale or issuance and the Exercise Price shall be adjusted pursuant to Section 2.2 hereof, as though such maximum number of shares of Common Stock had been so issued for an aggregate consideration equal to the aggregate consideration paid for such Equity-Linked Securities and the aggregate consideration payable by the holders of such Equity-Linked Securities as a condition to their receipt of such shares of Common Stock.  In case any portion of such consideration shall be in a form other than cash, the fair market value of such noncash consideration shall be determined as set forth in Section 2.2 hereof.  Such adjustment shall be made successively whenever such Equity-Linked Securities are issued; and in the event (x) that such Equity-Linked Securities expire unexercised, or (y) of a change in the number of shares of Common Stock to which the holders of such Equity-Linked Securities are entitled (other than pursuant to adjustment provisions therein comparable to those contained in this Section 2 as they may be amended pursuant to Section 2.7), the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect in the case of clause (x), if such Equity-Linked Securities had not been issued, or in the case of clause (y), if such holders had initially been entitled to such changed number of shares of Common Stock.  No adjustment of the Exercise Price shall be made pursuant to this Section 2.4 to the extent that the Exercise Price shall have been adjusted pursuant to Section 2.3 upon the setting of any record date relating to such Equity-Linked Securities and such adjustment fully reflects the number of shares of Common Stock to which the holders of such Equity-Linked Securities are entitled and the price payable therefor.

2.5                                 No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least one percent in such price; provided that any adjustments which by reason of this Section 2.5 are not required to be made shall be carried forward and taken into account at such time when such adjustments would in the aggregate require an increase or decrease of at least one percent in such price.  All calculations under this Section shall be made to the nearest four decimal points.

2.6                                 In the event that, at any time as a result of the provisions of this Section, the Holder upon subsequent exercise shall become entitled to receive any shares of capital stock of the Company other than Common Stock, the number of such other shares so receivable upon exercise shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

2.7                                 Notwithstanding any other provision of this Section 2, under no circumstances shall the Warrant be exercisable to purchase in excess of nineteen and nine tenths percent (19.9%) of the outstanding Common Stock.

2.8                                 Notices to Holder.

(a)                                  Upon any adjustment of this Warrant pursuant to this Section 2, the Company shall promptly thereafter (i) cause a certificate to be executed by the Company setting forth the Exercise Price after such adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such calculations are based and setting forth the number of Warrant Shares issuable after such adjustment in the Exercise Price, upon exercise of the Warrant in full and payment of the adjusted Exercise Price, and (ii) notify the Holder of such adjustments by sending it a copy of the certificate referenced in the preceding clause (i).  Where appropriate, such notice may be given in advance.

(b)                                 The failure to give the notice required by this Section 2.5 or any defect therein shall not affect the legality or validity of the transaction to which it relates.

3.                                       Payment of Taxes.  The Company shall pay all documentary stamp taxes, if any, attributable to the initial issuance of Warrant Shares upon exercise of the Warrant.  The Company shall not, however, be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance and delivery of this Warrant, or any supplemental or replacement Warrant, or any certificate for Warrant Shares or other securities, and the Company shall not be required to issue or deliver any such supplemental or replacement Warrants or certificates unless and until the Person(s) requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

4.                                       Certain Covenants.

4.1                                 The Company shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock or its authorized and issued Common Stock held in its treasury, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon exercise of this Warrant, the maximum number of Warrant Shares which may then be deliverable upon the exercise in full of this Warrant.

4.2                                 The Company shall (i) use commercially reasonable efforts to comply with the current public information requirements of Rule 144 (“Rule 144”) under the Securities Act and (ii) at all times Rule 144 is available for use by Holder, furnish the Holder upon request with all information within the possession of the Company, required for the preparation and filing of Form 144.  As soon as reasonably practicable after the date hereof, or at such time as the Warrant Shares otherwise become exercisable pursuant to the terms hereof, the Company shall, to the extent required by the rules of the NASDAQ, file with the NASDAQ a listing application or other notice as may be required with respect to the Warrant Shares and use commercially reasonable efforts to obtain approval for the listing of such shares.

4.3                                 The Company shall not close its books against the transfer of this Warrant or any Warrant Shares issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant.

5.                                       Representations and Warranties.

5.1                                 The Company hereby represents and warrants to the Holder as follows:

(a)                                  This Warrant has been duly authorized by all necessary corporate action on the part of the Company and has been duly executed by a duly authorized officer of the Company and constitutes a valid and binding obligation of the Company.

(b)                                 Neither the execution and delivery of this Warrant, nor the consummation of the transactions contemplated hereby, will violate or result in any violation of or be in conflict with or constitute a default under or require any consent, approval, filing or notice under any term of the charter or bylaws of the Company or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to the Company.

(c)                                  All Warrant Shares which may be issued upon the exercise of this Warrant, when issued in accordance with the terms hereof, shall be duly authorized, validly issued, fully paid and nonassessable.

(d)                                 The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business makes such qualification necessary.  The Company has all requisite corporate power and authority to carry out its business as presently conducted and as proposed to be conducted and to enter into and discharge its obligations under this Warrant.

(e)                                  There are no actions, suits, audits, investigations or proceedings pending or, to the knowledge of the Company, threatened, against the Company in any court or before any governmental commission, board or authority which, if adversely determined, would have a material adverse effect on the ability of the Company to perform its obligations under this Warrant.

5.2                                 The Holder hereby represents and warrants to the Company (which shall be affirmed by the Holder on the date of the exercise of this Warrant) that (a) this Warrant and the Warrant Shares issuable upon exercise of this Warrant (collectively, the “CompuCredit Securities”) are being acquired for the Holder’s own account, for investment purposes only, and not with a view to any distribution or resale thereof in violation of the Securities Act; and (b) the Holder is a sophisticated investor with knowledge and experience in financial matters, is capable of evaluating the merits and risks of an investment in the CompuCredit Securities, has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement, is able to bear the economic risk of its investment in the CompuCredit Securities, is presently able to afford the complete loss of such investment, and is an “accredited investor” (as defined in Rule 501 of Regulation D promulgated under the Securities Act).

6.                                       Holder; No Rights as Shareholder.  The Holder shall be deemed the owner of this Warrant for all purposes.  The Holder shall not be entitled by virtue of ownership of this Warrant to any rights whatsoever as a shareholder of the Company with respect to the Common Stock issuable upon exercise of this Warrant, either at law or in equity, including, without limitation, the right to vote and to receive dividends and other distributions.

7.                                       Transfers of Warrant.  Subject to compliance with applicable federal and state securities laws and the requirements set forth on the legend on the face of this Warrant, this Warrant and all rights hereunder are transferable in whole or in part by the Holder to any person upon written notice to the Company.  The transfer shall be recorded on the books of the Company upon the surrender of this Warrant, properly endorsed, to the Company at its principal offices, and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer.  In the event of a partial transfer, the Company shall issue to the holders one or more appropriate new Warrants.

8.                                       Piggyback Registration Rights.  The Holder shall be entitled to the “piggyback” registration rights with respect to the Warrant Shares as described in the Registration Agreement dated as of January 30, 2004, as amended, among the Company, the Holder and the other parties thereto.

9.                                       Lost Warrant.  Upon receipt by the Company at its principal office of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft, or destruction, upon delivery of indemnity reasonably satisfactory to the Company or, in case of any such mutilation, upon surrender and cancellation of this Warrant, the Company will issue a new Warrant of like tenor in lieu of this Warrant.

10.                                 Expiration.  This Warrant, in all events, shall be wholly void and have no effect after 5:00 P.M. (Eastern Time) on the Expiration Date.

11.                                 Notices.  All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, or (b) one business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid (provided that confirmation of delivery is obtained from such service), to the parties at their respective addresses set forth below:

If to the Company:

CompuCredit Corporation

245 Perimeter Center Parkway

Suite 600

Atlanta, Georgia 30346

Attention:  General Counsel

If to the Holder:

Merrill Lynch Mortgage Capital Inc.

4 World Financial Center, 10th Floor

New York, New York 10080

Attention:  Andrew J. Coon

Notices may also be given by prepaid telegram or facsimile and shall be effective on the date transmitted if confirmed within twenty-four (24) hours thereafter by a signed original sent in the manner provided above.  Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 11, except that any such change of address notice shall not be effective unless and until received.

12.                                 Severability.  In the event that one or more of the provisions of this Warrant shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Warrant, but this Warrant shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

13.                                 Governing Law.  This Warrant shall be governed by and construed in accordance with the laws of the State of Georgia applicable to agreements made and to be entirely performed within such State without giving effect to principles of conflicts of laws.

14.                                 Definitions.  As used in this Agreement:

(a)                                  “Affiliate” means any Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.  The terms “control,” “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as general partner, as a limited partner with a right to receive fifty percent (50%) or more of the income or assets of a limited partnership, by contract or otherwise.

(b)                                 “Aggregate Exercise Price” means the product of (A) the number of unexpired and unexercised Warrant Shares, and (B) the Exercise Price in effect at the time of calculation.

(c)                                  “Closing Date” means January 30, 2004.

(d)                                 “Commitment Step-Up Date” means the first anniversary of the date hereof, conditioned upon the certain conditions set forth in the Note Purchase Agreement, dated as of January 30, 2004, by and among CompuCredit Credit Card Master Note Business Trust, the Company, CompuCredit Funding Corp. and the Holder.

(e)                                  “Exercise Price” means $22.45, as adjusted pursuant to Section 2.

(f)                                    “Equity-Linked Securities” means any rights, options, warrants or other securities convertible into or exercisable for shares of Common Stock.

(g)                                 “Fair Market Value” means, for purposes of Section 1.1(b), and for one Warrant Share, an amount equal to:

(1)                                  the average of the closing sale prices of the Common Stock quoted on Nasdaq or in the Over-The-Counter Market Summary or the closing price quoted on any national securities exchange on which such securities are listed, whichever is applicable, as published in the Eastern Edition of The Wall Street Journal for the ten consecutive trading days immediately prior to the date of determination of Fair Market Value (or, if no sales take place on any such trading day, the average of the closing bid and asked prices on such trading day); or

(2)                                  if the Common Stock is not traded on Nasdaq or Over-The-Counter or on a national securities exchange, the Fair Market Value shall be equal to the value per share as determined by such nationally recognized independent appraiser or investment banker as is selected by the Holder and is reasonably acceptable to the Company.

(h)                                 “Indenture Supplement” means that certain Series 2004-One Indenture Supplement, dated as of January 30, 2004, to the Master Indenture dated as of July 14, 2000, as amended from time to time, by and among CompuCredit Credit Card Master Note Business Trust, the Company and The Bank of New York.

(i)                                     “NASDAQ” means the Nasdaq Stock Market.

(j)                                     “Person” means any individual, sole proprietorship, joint venture, partnership, corporation, association, cooperative, trust, estate, governmental body, administrative agency, regulatory authority or other entity of any nature.

(k)                                  “Transfer” means to dispose of or part with all or any portion of an interest (legal or equitable) by any means, direct or indirect, absolute or conditional, voluntary or involuntary, including, but not limited to, by sale, assignment, disposition, court order, operation of law, dissolution, merger, consolidation, division, spin-off, dividend, distribution, equitable or other distribution after divorce or separation, settlement, exchange, waiver, abandonment, gift, alienation, bequest, pledge, hypothecation, encumbrance or disposal.

14.                                 Neutral Construction.  The parties have negotiated this Warrant and all of the terms and conditions contained in this Warrant in good faith and at arms’ length, and each party has been represented by counsel during such negotiations.  No term, condition, or provision contained in this Agreement shall be construed against any party or in favor of any party because such party or such party’s counsel drafted such term, condition, or provision.  Furthermore, all terms, conditions, and provisions contained in this Warrant shall be construed and interpreted in a manner which is consistent with all other terms, conditions, and provisions contained in this Warrant.

15.                                 Counterparts.  This Warrant may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company and the Holder have caused this Warrant to be signed by a duly authorized officer and dated as of December 15, 2005.

“Company”

COMPUCREDIT CORPORATION

By:
Name:
Title:

“Holder”

MERRILL LYNCH & MORTAGE CAPITAL INC.

By:
Name:
Title:

SCHEDULE A

FORM OF EXERCISE

(To be executed by the Holder)

1.                                       The undersigned hereby elects to purchase                                (leave blank if you choose Alternative No. 2 below) shares of Common Stock of CompuCredit Corporation (the “Company”) pursuant to the terms of the Warrant Agreement dated as of January 30, 2004, issued by the Company (the “Warrant), and tenders herewith payment of the purchase price of such shares in full.  (Initial here if the undersigned elects this alternative).

2.                                       In lieu of exercising the Warrant for cash or check, the undersigned hereby elects to effect the net issuance provision of Section 1.1(b) of the Warrant and receive                          (leave blank if you choose Alternative No. 1 above) shares of Common Stock of the Company pursuant to the terms of the Warrant.  (Initial here if the undersigned elects this alternative).

3.                                       Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

4.                                       The Holder hereby affirms that the representations and warranties set forth in Section 5.2 of the attached Warrant are true and correct on the date hereof as if made on and as of the date hereof.

Dated:
Signature of Holder

Social Security or Employer Identification

Number of Holder: